Exhibit 99.1

Contacts:

Ligand Pharmaceuticals Incorporated	Lippert/Heilshorn & Associates
John L. Higgins, President and CEO or	Don Markley
Erika Luib, Investor Relations	dmarkley@lhai.com
(858) 550-7896	(310) 691-7100

Ligand Board Authorizes Reverse Stock Split and $10 Million Share Repurchase

Company Forecasts Operational Profitability and Positive Cash Flow from Operations for 2011

SAN DIEGO (June 15, 2010) – Ligand Pharmaceuticals Incorporated (NASDAQ: LGND) today announced that its Board of Directors has authorized a reverse stock split of the Company’s common stock and a share repurchase program. Ligand also announced preliminary financial guidance for 2011 and updated financial guidance for 2010.

“Our revenue and financial performance outlook is positive over the foreseeable future,” said John L. Higgins, President and Chief Executive Officer of Ligand Pharmaceuticals. “We have confidence in the business and believe this is an appropriate time to reduce our bloated share count through a reverse stock split as the company moves toward profitability. A higher share price and lower share count also may broaden Ligand’s appeal to investors, and reduce per share transaction fees and certain administrative costs. As the Company does not require additional capital to fund operations, we believe it could be a good use of our cash to make selective repurchases of our stock from time to time.”

Mr. Higgins continued, “Currently we are receiving royalties on two commercial products, AVINZA® and PROMACTA®, and we look forward to the market launch of up to four additional royalty bearing products by our partners over the next three years. A total of ten potential products could be launched over the next eight years, coming from our existing portfolio of more than 30 milestone and royalty bearing partnered programs. Importantly, this growth outlook comes as we are substantially lowering spending compared with the past couple of years. We are excited about our business, and look forward to discussing today’s announcement, our product portfolio and business strategies during our Investor and Analyst Meeting later this month.”

Reverse Stock Split

The reverse stock split approved by the Ligand Board of Directors would effect a reverse stock split of the Company’s outstanding common stock at a ratio in the range of 1-for-5 to 1-for-10. The reverse stock split is subject to stockholder approval. The Company will prepare and distribute a proxy statement for a special meeting of stockholders to consider and vote upon a proposal granting Ligand’s Board of Directors the authority to amend the Certificate of Incorporation to effect a reverse stock split of the Company’s outstanding common stock at a ratio in the range mentioned above, with the exact ratio to be determined at the discretion of the Company’s Board of Directors. The timetable, location and other details regarding the special meeting will be communicated to stockholders at a later date. The Company currently expects the reverse stock split to be completed in the third quarter of 2010. As of March 31, 2010, Ligand had 117,579,148 shares of common stock outstanding.

Share Repurchase Program

Ligand’s Board of Directors authorized the Company to repurchase up to $10 million of its common stock from time to time in privately negotiated and open market transactions for a period of up to two years, subject to the Company’s evaluation of market conditions, applicable legal requirements and other factors. The Company is not obligated to acquire common stock under this program, and the program may be suspended at any time.

Financial Guidance

The Company is providing updated guidance for 2010. Ligand now expects total revenue to be approximately $25 million and total operating expenses to be approximately $30 million. Revenue and expenses are both lower than previously forecast due to the anticipated wind-down of certain early, pre-clinical research collaborations in the second half of 2010. Additionally, Ligand currently projects it will have more than $30 million of cash at the end of 2010.

Ligand is also announcing preliminary financial guidance for 2011. The Company expects operating expenses for 2011 to be in the range of $15 million to $18 million, which is approximately one-half of its expected operating expenses for 2010. The significant reduction in projected operating expenses is primarily due to eliminating non-recurring costs for terminated, early-stage- research collaborations and continued savings from the Company’s restructuring initiated in 2007. Based on current projected royalty and milestone revenues and the reduced expense plan, Ligand expects to be profitable on an operating basis and to have positive cash flow from operations in 2011.

Investor and Analyst Meeting

Ligand’s Investor and Analyst Meeting will take place from 4:15 p.m. Eastern time through 5:45 p.m. Eastern time on Thursday, June 24, 2010 at the Eventi hotel in New York City. A live webcast will be available in the Investor Relations section of www.ligand.com, and also will be available through July 23, 2010. To attend the event in person, please contact Erika Luib at (858) 550-7896.

About Ligand Pharmaceuticals

Ligand discovers and develops new drugs that address critical unmet medical needs of patients for a broad spectrum of diseases including hepatitis, muscle wasting, Alzheimer’s, inflammatory diseases, anemia, COPD, asthma, rheumatoid arthritis and osteoporosis. Ligand’s proprietary drug discovery and development programs are based on advanced cell-based assays, gene-expression tools, ultra-high throughput screening and one of the world’s largest combinatorial chemical libraries. Ligand has strategic alliances with major pharmaceutical and biotechnology companies, including GlaxoSmithKline, Merck, Pfizer, Roche, Bristol-Myers Squibb, and Cephalon and more than 30 programs are in various stages of development by its partners.

Forward-Looking Statements

This news release contains certain forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand’s judgment as of the date of this release. Actual events or results may differ from Ligand’s expectations. For example, the reverse stock split may not be completed in accordance with the timing or terms contained in this press release, or at all, and the intended benefits of the reverse stock split, the share repurchase program and expense reductions may not be realized. Likewise, we may not receive expected royalties on AVINZA® from King Pharmaceuticals, PROMACTA® from GSK or any other partnered products or from research and development milestones and we may not be able to timely or successfully advance any product(s) in Ligand’s pipeline. In addition, there can be no assurance that Ligand will achieve its guidance for 2010 or 2011, that Ligand will deliver strong cash flow over the long-term, that Ligand’s 2010 or 2011 revenues will be driven by royalty payments related to AVINZA and PROMACTA sales, that results of any clinical study will be timely, favorable or confirmed by later studies, that products under development by Ligand or its partners will receive regulatory approval in 2010 or later, or that there will be a market for such product(s) if successfully developed and approved. Also, Ligand may experience delays in the commencement, enrollment, completion or analysis of clinical testing for its product candidates, or significant issues regarding the adequacy of its clinical trial designs or the execution of its clinical trials, which could result in increased costs and delays or limit Ligand’s ability to obtain regulatory approval. Further, unexpected adverse side effects or inadequate therapeutic efficacy of Ligand’s product(s) could delay or prevent regulatory approval or commercialization. Ligand may also have indemnification obligations to King Pharmaceuticals or Eisai in connection with the sales of the AVINZA and oncology product lines. In addition, Ligand may not be able to successfully implement its strategic growth plan or continue the development of its proprietary programs. The failure to meet expectations with respect to any of the foregoing matters may reduce Ligand’s stock price. Additional information concerning these and other risk factors affecting Ligand’s business can be found in prior press releases available via www.ligand.com as well as in Ligand’s public periodic filings with the Securities and Exchange Commission at www.sec.gov. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

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